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FOR IMMEDIATE RELEASE


CONTACT:      William Teeple
              Moll Industries, Inc.
              865-329-5365


MOLL INDUSTRIES, INC. ANNOUNCES AMENDMENT TO PARTIAL TENDER OFFER AND CONSENT SOLICITATION FOR SENIOR NOTES

KNOXVILLE, TN (July 18, 2000)--Moll Industries, Inc. (the "Company") announced today that it has amended certain terms of its pending tender offer (as amended, the "Offer") and consent solicitation (as amended, the "Solicitation") relating to its outstanding $100 million principal amount of 11-3/4% Senior Notes due 2004.

The Company is now offering to purchase up to $50 million aggregate principal amount of Notes for cash, for total consideration of $850 per $1,000 principal amount, plus accrued and unpaid interest, upon the terms and conditions specified in the Amendment to Offer to Purchase dated July 18, 2000. Holders representing a majority of the outstanding principal amount of the Notes have agreed to tender their Notes pursuant to the amended Offer.

As previously announced, the Company is soliciting consents (the "Consents") to (i) increase permitted secured bank debt to a level consistent with the level allowed under the Company's Senior Subordinated Notes indenture and
(ii) modify the asset sale clause to reflect the Company's agreement on application of proceeds from a to-be-determined level of future asset sales (the "Proposed Amendments"). The Offer with respect to the Notes will be conducted in connection with the closing of certain financing arrangements contemplated by the Company (the "Financing"). The Financing is currently expected to be completed during the first week of August.

In accordance with the terms of the Offer; holders of Notes that are validly tendered and not withdrawn prior to the Consent Date will receive a price (the "Purchase Price") of $840 per $1,000 principal amount of Notes that are accepted for purchase; plus a consent payment (the "Consent Payment") of $10 per $1,000 principal amount of such Notes, for total consideration (the "Total Consideration") of $850.00 per $1,000


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principal amount of such Notes, plus accrued and unpaid interest to the
Settlement Date. Holders of Notes that are not accepted for payment will not receive a Consent Payment.

As amended, holders may not consent to the Proposed Amendments without tendering their Notes.

The Offer and the Solicitation will each expire at 5:00 p.m., New York City time, on August 1, 2000 (the "Expiration Date"), unless extended or earlier terminated. The Company's obligations in respect of the Offer and the Solicitation are conditioned upon, among other things, the closing of the Financing, the Consent to the Proposed Amendments from the Holders of at least a majority of the outstanding principal amount of the Notes (the "Requisite Consents") and the satisfaction of the other conditions set forth in the Offer to Purchase.

The Company will settle all payment obligations with respect to Notes accepted for purchase pursuant to the Offer and pay the Consent Payment to Holders entitled thereto simultaneously within 3 business days following the Expiration Date (the "settlement Date"). On the Settlement Date, the Company will also enter into a Supplemental Indenture with respect to the Proposed Amendments. Assuming satisfaction of all necessary conditions, the Company currently anticipates that the Settlement Date will be August 4, 2000.

Banc of America Securities LLC is the exclusive dealer manager and the solicitation agent for the Offer and the Solicitation. D.F. King & Co., Inc. is acting as information agent for the Offer and Solicitation. The depositary for the Offer and Solicitation is State Street Bank and Trust Company. Copies of the Amendment to the Offer and Solicitation dated July 18, 2000 may be obtained from the information agent at 212/269-5550 or 800/269-6427.

Located in Knoxville, Tennessee, Moll Industries, Inc. (a Delaware corporation) is a leading full service manufacturer and designer of custom molded and assembled plastic components for a broad variety of customers and end markets throughout North America and Europe.

This press release does not constitute an offer to purchase the Notes or a solicitation of consents to amend the related indenture.